Exhibit 4.195

STATE COMMITTEE FOR COMMUNICATION, INFORMATIZATION AND COMMUNICATION TECHNOLOGIES OF THE REPUBLIC OF UZBEKISTAN

LICENSE

AA # 0005154

Type of License

Standard

Date of issue

September 08, 2014

Validity term of the License:

from 08.09.2014 to 08.09.2019

Name of the Licensee:

Limited Liability Company
“UNIVERSAL MOBILE SYSTEMS”

Address and bank details of the Licensee

24 Amir Temur avenue, Yunusabad district, Tashkent, transaction account 20208000900381984001 in LLP AK Aloqabank MFO 00401, TIN 303020732

THIS LICENSE GRANTS THE RIGHT TO BE ENGAGED IN THE FOLLOWING ACTIVITIES:

design, construction, operation and rendering services of TV broadcasting

IN ACCORDANCE WITH THE ATTACHED LICENSE AGREEMENT

Signature of the Manager: (signed) Stamp

Validity term of the License is extended:       from       to

L.S. Signature of the Manager:

Validity term of the License is extended:       from       to

L.S. Signature of the Manager:

(The attached License Agreement is an integral part of this License)

Register # 427

THE LICENSEE SHALL:

a) make License copies available for facilities and client service locations when executing works and rendering services in the field of communication, informatization and communication technologies;

b) ensure compliance with laws and regulations of the Republic of Uzbekistan, regulations of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, as well as conditions of the License Agreement;

c) provide information on licensed activities upon request of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, the State Inspectorate for Supervision of Communications, Information and Communication Technologies and other governing bodies;

d) When changing the legal form of the Licensee, its name and location (postal address), the Licensee or its successor shall submit an application for License renewal to the Licensing Authority with the relevant documents confirming the specified data within one month upon re-registration.

LICENSE AGREEMENT

between

State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan

And

“UNIVERSAL MOBILE SYSTEMS” LLC

to a license for the right to be engaged in design, construction, operation and rendering services of networks of television and radio program distribution

This License Agreement is an integral part of the license of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan,
series AA #0005154

1. General Part

This License Agreement was concluded by and between the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan (4 Amir Temur avenue, Tashkent 100047, phone: 233-66-45, phone/fax: 239-87-82; transaction account 23411000400155252362 in OPERU AK Aloqabank Tashkent, MFO 00401, TIN 201221770) represented by its Chairman H.M. Mirzakhidov acting under the Provisions, hereinafter referred to as the “Licensor”, on the one hand, and “UNIVERSAL MOBILE SYSTEMS” Limited Liability Company (24 Amir Temur avenue, Yunusabad district, Tashkent, phone: 235-94-35, fax: 234-45-17. Transaction account 20208000900381984001 in LLP AK Aloqabank Tashkent, MFO 00401, TIN 303020732) represented by its Director D.G. Nagorny acting under the Charter, on the other hand, hereinafter referred to as the “Licensee”; it is an integral part of the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005154, issued under the Order #36-L of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan dated 08.09.2014.

This License Agreement is draw-up on the basis of:

Law of the Republic of Uzbekistan “On Protection of Consumers’ Rights” dated 26.04.1996;

Law of the Republic of Uzbekistan “On the Radio-Frequency Spectrum” dated 25.12.1998;

Law of the Republic of Uzbekistan “On Telecommunications” dated 20.08.1999;

Law of the Republic of Uzbekistan “On Licensing Certain Types of Activities” dated 25.05.2000;

Law of the Republic of Uzbekistan “On Informatization” dated 11.12.2003;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 293 “On additional measures to improve the efficiency of frequency spectrum use, formation and distribution of television and radio programs and data transfer” dated 10.07.1998;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 318 “On financial sanctions (fines) for breaches of the requirements of regulations, government and industry standards, the quality of services in the field of communication” dated 14.08.2000;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 458 “On measures to improve management system in the field of telecommunications and postal services” dated 22.11.2000, Annex 2 “Regulations on licensing of telecommunication activities”;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 421 “On approval of the amount of the state duty in order to carry out activities in the field of telecommunications” dated 24.10.2001;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 499 “On measures to improve the system of state regulation of use of the radio-frequency spectrum” dated 11.11.2003;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 555 “On measures to improve management structure in the field of mass communications” dated 23.11.2004;

“Provisional Regulation on the cable, over-the-air and cable television in the Republic of Uzbekistan”, # 1420 registered by the Ministry of Justice of the Republic of Uzbekistan on 30.10.2004;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan #355 “On approval of provisions on the State Committee for Communication, Informatization and Communication

Technologies of the Republic of Uzbekistan and on the State Inspectorate for Supervision of Communications, Information and Communication Technologies” dated 19.12.2012.

2. Definitions

License means a resolution (right) to carry out the licensed activity type subject to mandatory compliance with the requirements and conditions of the license agreement issued by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Licensee means a legal entity licensed to perform the licensed activity type, i.e. Limited Liability Company “UNIVERSAL MOBILE SYSTEMS”.

Licensing Authority (Licensor) means a specially authorized body carrying out licensing in accordance with the legislation, i.e. the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

License Agreement means an agreement concluded between the Licensor and the Licensee that regulates relations between them on the acceptance and use by the Licensee of the license to conduct the licensed type of activity.

Supervisory Authorities means governmental and management authorities legally authorized to exercise control and supervision over the activities of business entities within the established competence.

User means a legal entity or an individual which is a user of telecommunications services.

Parties means both the Licensee and the Licensor.

Illegal information means information containing incitement to violent change of the existing constitutional order and territorial integrity of the Republic of Uzbekistan, the propaganda of war and violence, cruelty, national, racial and religious hatred, and other information, the distribution of which is prohibited by applicable law.

Center for Mass Communications Monitoring means a body performing system monitoring of national information space and activities of communication media, including modern information and communication technologies, satellite systems, the Internet and other electronic means of delivery and distribution of information, as well as printed materials.

Broadcasting Subject (Broadcaster) means a legal entity having the right to distribute television and radio products of foreign media and being licensed by an authorized body for distribution (broadcasting, rebroadcasting) of television and radio programs in Uzbekistan in the manner prescribed by law.

3. General Provisions

3.1. In accordance with the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005154 dated 08.09.2014, the Licensee is granted the right to be engaged in design, construction, operation and rendering services of distribution of television and radio programs.

3.2. Validity term of the License:

Commencement - 08.09.2014

Termination - 08.09.2019

3.3. The Licensee is registered/re-registered as media in the manner prescribed by law.

3.3. This License Agreement shall be supplemented, revised or amended in the following cases:

3.3.1. The Licensor has the right to amend the License Agreement unilaterally considering all the license conditions due to the need to ensure sustainability of telecommunication networks in the interests of public authorities and management bodies, proper functioning of the telecommunication services market, protection of the rights and interests of users of the services, operators and providers and in the case of changes in the legislation of the Republic of Uzbekistan, government and industry standards;

3.3.2. The Licensor shall notify the Licensee about the changes made to the License Agreements in writing;

3.3.3. In case of special government decisions, changes in the networking scheme or the introduction of new technologies by the Licensee;

3.3.4. The License Agreement may be amended by the Licensor and upon a motivated request written by the Licensee.

3.4. Revocation, suspension and termination of the License. 3.4.1. The License may be revoked in the following cases:

• if the Licensee has not provided the Licensing Authority with a document confirming payment of the state fee for the License issuance or has not signed the License Agreement within three months upon sending (delivery) of the notification on the decision to grant the License;

• upon request submitted by the Licensee;

• upon establishing the fact of obtaining the License using fake documents.

Revocation of the License shall be carried out in accordance with the decision made by the Licensing Authority or the court in the manner prescribed by law.

Information on revocation of the License shall be published in the media.

When making a decision to revoke the License, the License is deemed revoked since the date of its issuance.

3.4.2. The License may be suspended in the following cases:

• Detection of violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

• Failure of the Licensee to fulfill the orders of the Supervisory Authority requiring the Licensee to eliminate the detected violations;

The License suspension shall be carried out either by the Licensing Authority or by court.  The Licensing Authority may suspend the License for a period not exceeding ten working days, and the court - for a period of more than ten working days.

Information about the suspension and resumption of the License shall be published in the media.

3.4.3. The License may be terminated in the following cases:

• upon request submitted by the Licensee;

• upon liquidation, reorganization of the legal entity;

• upon systematic or single gross violation by the Licensee of the license requirements and conditions;

• upon failure of the Licensee to eliminate the circumstances that led to the License suspension within a period specified by the Licensing or Supervisory Authority;

• upon establishing illegality of the decision of the Licensing authority to grant the License;

• upon termination of the License.

Termination of the License shall be carried out in accordance with the decision made by the Licensing Authority or the court in the manner prescribed by law.

Information on termination of the License shall be published in the media.

The License shall be terminated since the date of the decision to terminate it.

3.5. The procedure of revocation, suspension or termination of the License is determined by the Cabinet of Ministers of the Republic of Uzbekistan.

3.6. Assignment of rights under this License to other persons is prohibited.

The Licensee may not sell or otherwise assign any rights or obligations under this License in part or in full to a third party.

3.7. Tariffs for rendered services of distribution of television and radio programs are established in accordance with the legislation of the Republic of Uzbekistan.

Upon request of the Licensor, the Licensee shall provide information about existing tariffs for services rendered.

3.8. Technical means of distribution of television and radio programs of the Licensee shall be certified in accordance with the requirements of legislation of the Republic of Uzbekistan.

3.9. Decisions made by the Licensee for the design, construction of networks of distribution of television and radio programs in the Republic of Uzbekistan, including environmental protection, fire prevention and electrical safety, shall meet requirements of the building regulations applicable in the Republic of Uzbekistan.

Design decisions shall undergo approval of sanitary and architectural authorities, as well as other concerned organizations, on the possibility of implementing a design decision and placement of equipment in the specified location.

3.10. An application for extension of validity of the License shall be submitted by the Licensee to the Licensing Authority (State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan) not later than two months prior to the expiration of the License.

4. Responsibilities of the Licensee

4.1. To ensure broadcasting of state programs in accordance with the expanded broadcasting network agreed with the Licensor.

4.2. To carry out distribution (broadcasting, rebroadcasting) of television and radio programs, design, construction, operation of equipment and rendering of services in accordance with applicable laws and regulations of the Republic of Uzbekistan, including the enforcement of legislation on copyright and related rights, state and industry standards, established rules and technical standards and this License Agreement.

4.3. To provide:

• Presence at the workplace of regulations and normative technical documents of the Republic of Uzbekistan and of the telecommunication sector required for the organization of activities;

• Availability of copies of the Licenses at facilities and customer service locations;

• Implementation of the orders of regulatory bodies in a timely manner;

• Compliance with the requirements of information security, data protection and law enforcement support activities;

• Security measures at facilities in order to prevent unauthorized access to the places of installation of technical equipment and intervention in the organization of activities in accordance with the laws and regulations of the Republic of Uzbekistan;

• Compliance with the rights of consumers of services in accordance with applicable law;

Unimpeded access to the facilities of authorized employees of the Supervisory Authorities, assistance in the conduct of audits;

• Submission of the forms of departmental statistical reporting and primary accounting in terms of quality of rendered services in order to calculate financial penalties (fines) and information on their accrual and transfer according to the established procedure to the State Inspectorate for Supervision of Communications, Information and Communication Technologies;

Submission of the state statistical reporting to established addresses and on established terms, as well as information about the licensed activity, upon demand of the Licensor or the Center for Mass Communications Monitoring;

• At least three experts in the company staff with higher technical education and with experience in the design and construction of telecommunication networks for at least five years;

• Compliance with construction regulations and departmental rules of technological design.

4.4. When changing the legal form of the Licensee, its name and location (postal address), the Licensee shall submit an application for License renewal to the Licensor with the relevant documents confirming the specified data within one month upon re-registration.

4.5. Use of radio frequencies shall be carried out in accordance with the resolutions and the established rules and regulations; compliance with acceptable levels of radiation of equipment in use and sanitary norms established in the Republic of Uzbekistan shall be ensured.

4.6. To coordinate changes in the characteristics and parameters of the technical means of distribution and reception of television and radio programs with the Licensor.

4.7. To have measuring instruments (MI) checked in the prescribed manner, or to use the MI of other business entities for regular (periodic) measurements of parameters of the equipment operated the company in the established measurement units and with a given lapse rate according to the methods of measurement.

4.8. To provide the Licensor and subscribers with a one-month notice on its decision and intention to discontinue rendering services of distribution and television and radio programs upon its own initiative.

4.9. To receive appropriate permits and approvals of state bodies in accordance with established procedure in the case of distribution of programs and/or media products of foreign countries in compliance with the legislation on copyright and related rights.

4.10. The Licensee is required to specify the License number and the name of the issuing authority when placing and distributing advertisements on activities under this agreement.

4.11. To submit to the Licensor a copy of the certificate of registration as a mass medium in the manner prescribed by law.

4.12. To provide broadcasting of television and radio programs without changes and additions in accordance with the agreement concluded with the broadcaster.

4.13. To pay the next annual payment of the state duty no later than 30 days prior to the beginning of the next year of using the License (in case of annual payment of the state fee in equal installments during the term of the License).

4.14. The Licensee shall apply to the Licensor for the appropriate changes in the License Agreement when concluding a contract with another broadcaster.

4.15. To enter into contracts with business entities for execution of works or rendering of telecommunications services implementation of which requires licensing, if the business entities have relevant licenses.

5. Special Requirements

5.1. Under extraordinary circumstances (war, earthquakes, floods, fires, epidemics, etc.), as well as during socially important events, the Licensee’s activity may be suspended and/or technical means of the Licensee may be temporarily brought to execution of the relevant tasks and functions free of charge in accordance with the special decision of the government and management authorities.

5.2. The Licensee shall give absolute priority to all communication concerning life safety at sea, land, air, space, urgent measures in the field of defense, security and law enforcement in the Republic of Uzbekistan, as well as communication concerning accidents, disasters, epidemics, acts of God etc.

5.3. Technical means of the Licensee cannot be used for the purpose of calling for violent change of the existing constitutional order and territorial integrity of the Republic of Uzbekistan, the propaganda of war and violence, cruelty, national, racial and religious hatred, disclosure of state or other secrets protected by law, committing other acts entailing criminal liability.

5.4. In cases established by the legislation of the Republic of Uzbekistan, state authorities have the right to restrict export and import of certain technical means of distribution of television and radio programs and their sale on the domestic market in the absence of the necessary level of standardization, retrieval, quality of products and mandatory certification. They may also suspend or restrict the right to use radio-frequency spectrum in time and/or territory.

5.5. The Licensee shall distribute television and radio programs in accordance with the legislation on the state language.

6. Rights of the Licensee

6.1. To broadcast (rebroadcast) programs only of those foreign channels, with which they have contracts (agreements) concluded in accordance with law.

6.2. To distribute television and radio programs, including the foreign ones, having obtained appropriate permits and approvals within the specified coverage in accordance with the laws and regulations of the Republic of Uzbekistan.

6.3. To provide design, construction, operation and rendering of services of networks of distribution of television and radio programs in accordance with the applicable rules and regulations, state and industrial standards.

6.4. To lease its equipment to legal entities which are registered as media in the prescribed manner and have permits and approvals of relevant government authorities for the formation and production of television and radio programs, as well as audio and video products.

6.5. To apply for termination and revocation of the License.

6.6. To exercise other rights in accordance with the applicable legislation.

7. Characteristics and parameters of technical means of distribution of television and radio programs

No.	Description	Parameters (indicators)
7.1.	Coverage	Republic of Uzbekistan (with the network development, primary service areas correspond to areas of guaranteed coverage by UMTS mobile network of the populated territory of the Republic of Uzbekistan)
7.2.	Broadcasting method	over-the-air
7.3.	Type of broadcasting equipment, name of the manufacturer, year of manufacture

Basic equipment for stream support and converting of data formats of multimedia systems Mobile streaming media system. Huawei, 2008. Current data transfer equipment for GPRS, EDGE, UMTS and Datacom network equipment. Huawei, 2004-2012. Switching and basic equipment for UMTS mobile network (WCDMA). Huawei, 2008.

7.4.	Spectral windows (rated value)	Radio frequencies in accordance with the Mobile Communication License
7.5.	Equipment allocation

Mobile streaming media system, GPRS, EDGE, Datacom - in the head office of UNIVERSAL MOBILE SYSTEMS LLC at: 24 Amir Temur avenue, Yunusabad district, Tashkent;

Switching and basic equipment for UMTS mobile network - in the entire territory of the Republic of Uzbekistan.

7.6.	Forecast of the number of subscribers	50,000 subscribers of the UMTS mobile communication network
7.7.	List of leased equipment or facilities in use: transmitters, supports, receiving stations	N/A
7.8.	Number and date of the contracts (agreements) for using the equipment in lease	N/A

7.9.	Method for obtaining (or receiving) and broadcasting (or rebroadcasting) of programs, including foreign programs	N/A
7.10.	Frequency and time of broadcasting (broadcasting network considering local time)	round-the-clock
7.11.	Method and means for transferring programs from the source of formation to the transmitting station

Television programs and video content are transmitted digitally in the data transfer flow from the source of their formation through the basic equipment for stream support and converting of data formats of multimedia systems Mobile streaming media system. Then they pass in the digital data stream by mobile communication means to UMTS Node B base stations. They arrive at the particular UE subscriber terminal by over-the-air means. The terminal converts the data stream into appropriate video and voice format.

7.12.	Name and number of distributed programs	state program 1 TVK-UzTV-1. Rebroadcasting and distribution of programs and video content from providers who have the appropriate license.
7.13.	Program nature	No programs owned The state program 1TVK- UzTV-1 is broadcasted.
7.14.	Own programs Radio frequencies (channels) Air time duration Content (program types,%)	No programs owned The state program 1TVK- UzTV-1 is broadcasted.
7.15.	Measurement assurance	1. Video monitor as part of Mobile streaming media system equipment. 2. QVMS3G measuring system complex. Certificates 05.1766.2008 and 05.1766.2008 dated 13.03.2008.
7.16.	Ways and methods of protecting the facility of distribution of television and radio programs	Head office of UNIVERSAL MOBILE SYSTEMS LLC at: 24 Amir Temur avenue, Yunusabad district, Tashkent is guarded by the private security service.

8. Special Conditions

8.1. Any controversy or dispute arising under the License shall be settled by negotiations, otherwise - by the Economic Court of the Republic of Uzbekistan.

8.2. The Licensee may appeal at court the decision on termination, revocation or suspension of the License in the manner prescribed by law.

8.3. The decision to terminate and revoke the License shall be sent to the Licensee to the administration at its location and other state power and administration bodies within 3 days.

8.4. The Licensee shall submit the License to the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan within 10 days upon receipt of the decision to terminate or revoke the License.

Chairman of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

H.M. Mirzakhidov

Director of Universal Mobile Systems LLC

D.G. Nagorny